SCHEDULE 14A INFORMATION


     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

     Filed by the Registrant                     [x]
     Filed by a Party other than the Registrant  [ }

     Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [x]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            GOLD RESERVE CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
                   (Name of Person(s) Filing Proxy Statement,
                          if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

     [x]  No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
          (1) Title of each class of securities to which transaction applies:
          (2)  Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:
               [ ]  Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:

                            GOLD RESERVE CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                                 June 16, 1998

     TO:  THE SHAREHOLDERS OF GOLD RESERVE CORPORATION

     The 1998 Annual Meeting of Shareholders of GOLD RESERVE CORPORATION (the "Company") will be held at the Yakima Valley Room of the Spokane Convention Center, West 334 Spokane Falls Boulevard, Spokane, Washington, on June 16, 1998, at 10:00 a.m., local time, for the following purposes:

     1) To elect seven members to the Board of Directors of the Company to hold such positions until the next annual meeting of shareholders or until their successors are elected and have qualified;
     2) To approve the purchase of shares of the Company's common stock, no par value per share, by the Company's combined 401(k) Salary Reduction Plan and Employee Stock Ownership Plan;
     3) To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent auditor for the year ended December 31, 1998 and any interim period; and
     4) To conduct any other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 7, 1998 are entitled to vote at the annual meeting and any adjournment(s) or postponement(s) thereof. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy in the reply envelope provided. The prompt return of your proxy will assist us in preparing for the meeting.


     BY ORDER OF THE BOARD OF DIRECTORS

     s/ Mary E. Smith, Secretary

     Spokane, Washington
     April 27, 1998

                            GOLD RESERVE CORPORATION
                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held on June 16, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors ("Board of Directors" or "Board") of GOLD RESERVE CORPORATION, a Montana corporation (the "Company"), for the 1998 Annual Meeting of Shareholders of the Company to be held at 10:00 a.m., local time, on June 16, 1998, and any adjournment thereof. Proxy materials were first mailed to shareholders on or about April 27, 1998.

     The annual meeting will be held in the Yakima Valley Room of the Spokane Convention Center, West 334 Spokane Falls Boulevard, Spokane, Washington. The principal executive offices of the Company are located at 601 W. Riverside, Suite 1940 Seafirst Financial Center, Spokane, Washington 99201.

     PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the annual meeting are summarized in the enclosed Notice of Annual Meeting of Shareholders. Each of the proposals is described in more detail in subsequent sections of this Proxy Statement.

     VOTING RIGHTS AND SOLICITATIONS

     The Company's common stock, no par value per share (the "Common Stock"), is the only security entitled to vote at the annual meeting. If you were a shareholder of record of Common Stock at the close of business on April 7, 1998 (the "record date"), you may vote at the annual meeting. On all matters requiring a shareholder vote at the annual meeting, excluding the election of directors, each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock recorded in his or her name. With respect to the election of directors, each shareholder is entitled to cumulate his or her votes, meaning that such shareholder can multiply the number of shares owned by the number of Board positions to be filled (of which there are seven), and allocate such votes for all or as many director-nominees as he or she may designate.

     On April 7, 1998, the number of outstanding shares of Common Stock eligible to be voted at the annual meeting was 22,974,143.
     Under Item 1, the seven nominees receiving the highest number of affirmative votes of a majority of the shares of Common Stock present at the annual meeting, in person or by proxy, shall be elected to the Board of Directors. Pursuant to the requirements of the Toronto Stock Exchange ("TSE") on which the Common Stock is listed for trading, the affirmative vote of the majority of the shares of Common Stock present at the annual meeting, in person or by proxy, held by disinterested persons is required to approve Item 2. As is explained elsewhere in this Proxy Statement, certain executive officers of the Company (who owned an aggregate of 862,392 shares of Common Stock as of the record date, representing approximately 3.8% of the shares eligible to vote at the annual meeting) will conditionally vote with respect to Item 2. Pursuant to the Montana Business Corporation Act and the Company's Bylaws, the affirmative vote of the holders of a majority of the shares of Common Stock present at the annual meeting, in person or by proxy, is required to approve Item 3.

     Abstentions and broker non-votes will be treated as present for purposes of obtaining a quorum with respect to all matters to be considered at the annual meeting, but will not be counted for or against any of the proposals to be voted upon at the meeting.

     If you are unable to attend the annual meeting, you may vote by proxy. The enclosed proxy card is solicited by the Board of Directors of the Company and when returned, properly completed, will be voted as you direct on your proxy card. If the card is returned with no instructions on how the shares are to be voted, shares represented by such proxies will be voted FOR the election of the nominees listed on the proxy, FOR the approval of Items 2 and 3, and in the discretion of the proxies as to Item 4.

     You may revoke or change your proxy at any time before it is exercised at the annual meeting. To do this, send a written notice of revocation or another signed proxy bearing a later date to the secretary of the Company at its principal executive office. You may also revoke your proxy by giving notice or by voting in person at the annual meeting.

     COSTS OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding solicitation material to beneficial owners. Proxies may also be solicited personally or by telephone, telegram or facsimile by certain representatives of the Company, including directors, executive officers and other employees, who will not receive additional compensation therefor. The total cost of proxy solicitation, including legal fees and expenses incurred in connection with the preparation of this Proxy Statement, is estimated to be $30,000.

     THE COMPANY AND SUBSIDIARIES

     Unless the context indicates otherwise, the term the "Company" used throughout this Proxy Statement refers to Gold Reserve Corporation and the following majority-owned subsidiaries: Great Basin Energies, Inc. ("Great Basin"); MegaGold Corporation ("MegaGold"); and the following wholly-owned subsidiaries: Compania Aurifera Brisas del Cuyuni, C.A. ("Brisas"); Gold Reserve de Venezuela, C.A. ("GLDRV"); Compania Minera Unicornio, C.A. ("Unicorn"); Gold Reserve Holdings A.V.V.; Gold Reserve de Aruba A.V.V.; G.L.D.R.V. Aruba A.V.V.; Glandon
     Company A.V.V.; GoldenLake A.V.V.; Stanco Investments A.V.V.; and Mont Ventoux A.V.V.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 31, 1998 (i) the names of, and number of shares of Common Stock beneficially owned by, persons known to the Company to own more than five percent (5%) of the Common Stock; (ii) the names of, and number of shares of Common Stock beneficially owned by, each director and Named Executive Officer (defined below) of the Company; and (iii) the number of shares beneficially owned by all directors and executive officers as a group.


     Security Ownership of Management
     --------------------------------

                                                                         Beneficial    Percent of
      Name of Owner(2),(3),(4)   Title                                   Ownership(1)  of Class
      -------------------------  --------------------------------------  ------------  ----------
      Rockne J. Timm             President and Chief Executive Officer     957,240     4.1%
      A. Douglas Belanger        Executive Vice President and Director     752,657     3.2%
      James P. Geyer             Senior Vice President and Director        100,625     *
      Robert A. McGuinness       Vice President of Finance and Chief       198,510     *
                                   Financial Officer
      James H. Coleman           Director                                  166,084     *
      Patrick D. McChesney       Director                                  137,357     *
      Chris D. Mikkelsen         Director                                   82,583     *
      Jean Charles Potvin        Director                                  115,417     *

      All directors and executive officers as a group (11 persons)       2,599,095     10.6%
      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.
      Blue Grotto Trading Ltd.(5)                                        1,198,400      5.2%

      ______________
     *    Less than 1%
     (1) Includes for each individual shares issuable pursuant to presently exercisable options for Common Stock as of the record date or options exercisable within 60 days of the record date as follows: Named Executive Officers Mr. Timm, 480,208; Mr. Belanger, 411,549; Mr. Geyer, 95,625; Mr. McGuinness, 161,258;
          Directors Mr. Coleman, 151,250; Mr. McChesney, 97,702; Mr. Mikkelsen, 64,583; Mr. Potvin, 112,084; Unnamed Executive Officers Ms. Smith, 25,708; Mr. Stewart, 21,956; and Mr. Kehmeier, 38,958.
     (2) Mr. Timm, Mr. Belanger, Mr. Coleman, Mr. McGuinness, Mr. Mikkelsen and Ms. Smith are directors and/or officers of Great Basin, which owns 391,161 shares of Common Stock or 1.7% of the outstanding shares of Common Stock of the Company. The foregoing individuals own 6.6%, 4.0%, 1.7%, 0.6%, 0.9% and 0%, respectively, of the outstanding common stock of Great Basin and may be deemed indirectly to have an interest in the Company through their respective management positions and/or ownership interests in Great Basin. Each of the foregoing individuals disclaims any beneficial ownership of the Common Stock of the Company owned by Great Basin.

     (3) Mr. Timm, Mr. Belanger, Mr. McChesney, Mr. Coleman, Mr. McGuinness, Mr. Mikkelsen and Ms. Smith are directors and/or officers of MegaGold, which owns 125,083 shares of Common Stock or 0.5% of the outstanding Common Stock of the Company. The foregoing individuals own 6.5%, 6.3%, 2.1%, 2.8%, 0.8%, 1.4% and
          0%, respectively, of the outstanding common stock of MegaGold and may be deemed indirectly to have an interest in the Company through their respective management positions and/or ownership interests in MegaGold. Each of the foregoing individuals disclaims any beneficial ownership of the Common Stock of the Company owned by MegaGold.
     (4) Excludes for each Named Executive Officer or Director shares held by independent trustees for the benefit of minor children as follows: Mr. Timm 59,341 shares of Common Stock held under the Uniform Gift to Minors Act; Mr. Belanger 164,863 shares of Common Stock for the Belanger Family Trust; Mr. McChesney 24,921 shares of Common Stock for the McChesney Family Trust; and Mr. McGuinness 1,318 shares of Common Stock for the Anne Morgan McGuinness Trust. Each of the foregoing individuals disclaims any beneficial ownership of Common Stock of the Company held by trustees for his minor children. The trustee holding the shares for Mr. Timm's minor child is Chris Mikkelsen, who is also a director of the Company. Mr. Mikkelsen disclaims beneficial ownership of such shares of Common Stock.
     (5) Shares held by Carlson & Co SA (BVI) located at 2121 Ponce de Leon Blvd. #950, Coral Gables, Florida.

     DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Board of Directors presently consists of seven members. All directors presently serve until the next annual meeting of the Company's shareholders or until their successors are elected and have qualified. Officers are appointed by the Board of Directors. The following sets forth certain information regarding the nominees for election to the Company's Board of Directors and the Company's executive officers.

     ROCKNE J. TIMM
       President and Chief Executive Officer and Director   52

     Mr. Timm became Treasurer and a director in March 1984, and became President and Chief Executive Officer in August 1988. He was a director of Neptune Resources Inc. and its successor, Northwest Gold Corp., from 1987 to 1993 and Vice President of Finance, Treasurer and Chief Financial Officer of Pegasus Gold Inc. from 1981 to 1987. Mr. Timm is also President and a director of Great Basin and MegaGold, and a director and an executive officer of each of the Company's foreign subsidiaries. Mr. Timm is a certified public accountant and resides in Spokane, Washington.

     A. DOUGLAS BELANGER
       Executive Vice President and Director   44

     Mr. Belanger became Executive Vice President in August 1988 and was Secretary from June 1993 through December 1996. He also serves as Vice President and a director of Great Basin and MegaGold, and a director and an executive officer of each of the Company's foreign subsidiaries. Mr. Belanger served as Vice President for corporate affairs of Pegasus Gold Inc. from April 1982 to June 1987. Mr. Belanger resides in Spokane, Washington.

     PATRICK D. MCCHESNEY
       Director   48

     Mr. McChesney was Vice President of Finance until March 1993 and was Chief Financial Officer from August 1988 until June 1993. Since July 1987, Mr. McChesney's principal occupation has been as President of Logue-McDonald Automation, Inc. and, since March 1996, Mr. McChesney has served as President of LMO Test Systems, Inc. He is also a director of MegaGold. From 1983 through June 1987, Mr. McChesney was Controller of Pegasus Gold Inc. Mr. McChesney is a certified public accountant and resides in Spokane, Washington.

     JEAN CHARLES POTVIN
       Director   45

     Mr. Potvin became a director in November 1993 and since 1993 has also been a director and Chairman and Chief Executive Officer of Tiomin Resources Inc., and a director, President and Chief Executive Officer of Pangea Goldfields, Inc. Prior to becoming a director, Mr. Potvin was Senior Gold Mining Analyst, Vice President and a director of Nesbitt Burns Inc. (formerly Burns Fry Ltd.), a major Canadian investment dealer. Mr. Potvin resides in Toronto, Ontario.

     JAMES H. COLEMAN
       Director   47

     Mr. Coleman became a director in February 1994 and is a senior partner and Chairman of the Executive Committee of the law firm of Macleod Dixon of Calgary, Alberta, counsel to the Company. Mr. Coleman has been with his law firm since 1974. He is also a director of Total Resources (Canada) Limited, McCarthy Corporation plc, Minven Inc., Energold Mining Ltd., Parys Mountain Mines Ltd., ENVIROX, Net Shepherd Inc., Pangea Goldfields, Inc. and Anadime Corp. From 1989 to 1993 he was a director of Northwest Gold Corp. and from 1988 to 1995 was a director of Ranchmen's Resources Ltd. Mr. Coleman is also a director of Great Basin and MegaGold. Mr. Coleman resides in Calgary, Alberta.

     JAMES P. GEYER
       Senior Vice President and Director   45

     Mr. Geyer became Senior Vice President in January 1997 and a director in June 1997. He has also been a director of Wheaton River Minerals since 1998. During the previous 10 years, Mr. Geyer was employed by Pegasus Gold Corporation, most recently as Vice President of Operations. Mr. Geyer has 24 years experience in underground and open pit mining and has held various engineering and operations positions with AMAX and ASARCO. Mr. Geyer has a Bachelor of Science degree in mining engineering from the Colorado School of Mines. Mr. Geyer resides in Spokane, Washington.

     CHRIS D. MIKKELSEN
       Director   46

     Mr. Mikkelsen became a director in June 1997 and has been a principal in the accounting firm of McDirmid, Mikkelsen & Secrest, P.S., since 1976. He is a certified public accountant with an extensive background in providing operational and tax advice to a wide variety of clients and businesses. Mr. Mikkelsen is also a director of Great Basin and MegaGold. Mr. Mikkelsen resides in Spokane, Washington.

     ROBERT A. MCGUINNESS
       Vice President of Finance and Chief Financial Officer   42

     Mr. McGuinness became Vice President of Finance in March 1993 and Chief Financial Officer in June 1993. Mr. McGuinness is also Vice President of Finance and Chief Financial Officer of Great Basin and MegaGold. During the previous three years, Mr. McGuinness was Vice President of Finance for Millisat Holdings Incorporated. Prior to 1990, Mr. McGuinness served as the financial officer for several domestic and internationally-based companies specializing in electronics and biotechnology. Mr. McGuinness is a certified public accountant and resides in Spokane, Washington.

     RICHARD J. KEHMEIER
       Vice President of Exploration - 50

     Mr. Kehmeier became Vice President of Exploration in November 1996. During the previous three years, Mr. Kehmeier was a geological consultant to the mining industry. Mr. Kehmeier was Vice President of Exploration for Atlas Corporation from 1990 to 1993. Prior to that time, Mr. Kehmeier worked for Atlas in various field and management positions. Mr. Kehmeier has a Bachelor of Science and a Master of Science in geological engineering and geology from the Colorado School of Mines. He has over 28 years of experience in mining and exploration. He resides in Spokane, Washington.

     MARY E. SMITH
       Vice President of Administration and Secretary - 45

     Ms. Smith became Vice President of Administration and Secretary in January 1997. During the previous 16 years, she was employed by Pegasus Gold Corporation in several administrative positions and most recently as Manager of Compensation and Benefits for Pegasus Gold Corporation. Ms. Smith is also the Vice President of Administration and Secretary for Great Basin and MegaGold. She resides in Colbert, Washington.

     DOUGLAS E. STEWART
       Vice President Project Development   46

     Mr. Stewart became Vice President of Project Development in April 1997. During the previous six years, Mr. Stewart was employed by Pegasus Gold Corporation, most recently as General Manager of the Florida Canyon Mine. Mr. Stewart has over 23 years experience in the mining industry that includes various management positions with FMC Corporation, Getty Oil Minerals Division, Consolidated Coal Company and AMAX Coal Company. Mr. Stewart has a Bachelor of Science degree in mining engineering from South Dakota School of Mines and Technology. Mr. Stewart resides in Lone Tree, Colorado.

     Section 16(a) Beneficial Ownership Reporting Compliance.
     --------------------------------------------------------
     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "Commission"). Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of reports made pursuant to Section 16(a) of the Exchange Act and related regulations, the Company believes that during the year ended December 31, 1997, all filing requirements applicable to its directors, executive officers and 10% shareholders were satisfied except for newly elected director, Chris D. Mikkelsen. Mr. Mikkelsen was elected a director of the Company on June 5, 1997 and the Company filed Mr. Mikkelsen's initial Form 3 pursuant to Section 16(a) on June 23, 1997. Mr. Mikkelsen's Form 3 should have been filed by June 16, 1997.

     COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company, which met nine times during 1997, has delegated some of its authority to three committees of the Board. These are the Executive Committee, the Compensation Committee and the Audit Committee. The Board of Directors does not maintain a nominating committee. During 1997, all of the directors attended 75% or more of the meetings of the Board of Directors and Committees on which they served.

     The Executive Committee, which is comprised of Rockne Timm (Chair), A. Douglas Belanger and James Coleman, meets in person or by phone on a monthly basis. The Executive Committee manages and directs the business affairs of the Company between Board meetings, except for those matters assigned to the Compensation and Audit Committees.

     The Compensation Committee, which met four times during 1997, consists of Chris Mikkelsen (Chair) and JC Potvin. The Compensation Committee has responsibility with respect to approving and advising the full Board of Directors on compensation matters involving officers of the Company.

     The Audit Committee, which met once during 1997, consists of James Coleman (Chair), Patrick McChesney and Chris Mikkelsen. The Audit Committee recommends to the Board a firm of independent certified public accountants to audit the annual financial statements, discusses with the auditors and approves in advance the scope of the audit, reviews with the independent auditors the financial statements and their audit report, reviews management's administration of the system of internal accounting controls, and reviews the Company's procedures relating to business ethics. The Audit Committee reports to the Board on its activities and findings. In accordance with the recommendation of the Audit Committee, the firm of Coopers & Lybrand L.L.P., has been appointed by the Board of Directors as independent certified public accountants to examine the financial statements of the Company for the year ending December 31, 1998. A representative of Coopers & Lybrand L.L.P. is expected to be present at the stockholders' meeting; this individual will have an opportunity to make a statement and will be available to respond to appropriate questions.

     Compensation of Directors
     -------------------------
     The Company has not developed specific criteria for determining the compensation of its directors, primarily because it does not yet have a producing mine or other operations from which such quantitative data can be derived. The determination of director compensation in 1997 was largely subjective, and was based on the Company's progress in addressing its more immediate business concerns and the need to reasonably remunerate directors for time spent addressing such issues.

     Individuals who served as a director of the Company prior to June 5, 1997, each received compensation in the amount of $20,000 in 1997 for services rendered as a director, with the exception of Mr. Coleman who received $40,000. Mr. Coleman is a member of the Executive and Audit Committees. Mr. Coleman's more active involvement in the affairs of the Company is reflected in the higher compensation he received. Non employee directors, Mr. McChesney, Mr. Potvin, Mr. Mikkelsen and
     Mr. Coleman were granted options during the year to purchase 32,500, 32,500, 25,000 and 65,000 shares of Common Stock, respectively, under the Company's Equity Incentive Plan. Consistent with the Board of Directors intent to have both directors and management hold shares of the Company, the compensation paid to the Directors pursuant to their duties as directors was utilized by each director to exercise previously granted stock options to purchase common stock of the Company.

     Directors of the Company received no additional compensation for serving on the Board committees or for attendance at Board of Directors or Board committee meetings.

     Compensation Committee Interlocks and Insider Participation
     -----------------------------------------------------------
     The Compensation Committee currently consists of Messrs. Mikkelsen and Potvin. During fiscal 1997, no member of the Compensation Committee had any relationship requiring disclosure under the applicable rules and regulations of the Commission.

     Certain Relationships and Related Transactions
     ----------------------------------------------
     Mr. Coleman also serves as Canadian legal counsel for the Company. During 1997, the Company incurred expenses in addition to Mr. Coleman's compensation as a director of approximately $252,000 for legal services performed by the director and his firm Macleod Dixon, in which he is Chairman and a partner. At December 31, 1997, approximately $112,000 of these fees are included in accounts payable and accrued expenses in the Company's consolidated financial statements.

     COMPENSATION COMMITTEE Report on Executive Compensation

     Administration
     --------------
     The Company's compensation program was administered during 1997 by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), composed of Mr. Mikkelsen and Mr. Potvin. The function of the Compensation Committee of the Board in respect of such compensation matters during the year was to evaluate the Company's performance and the performance of its executive officers, approve cash and equity-based compensation of such executive officers and submit such approvals to the full Board of Directors for ratification. Compensation matters relating to the directors were administered by the full Board.

     Compensation Philosophy and Goals.
     ----------------------------------
     The goal of the compensation program is to attract, retain and reward employees and other key individuals who contribute to both the immediate and the long-term success of the Company. Contributions are largely measured subjectively, and are rewarded through cash and equity-based compensation vehicles.

     The Company believes that employees and executive officers should be fairly rewarded for sustained performance. Accordingly, the Company evaluates the extent to which strategic and business goals are met, and measures individual performance, albeit subjectively, against development objectives and the degree to which teamwork and Company objectives are promoted. The Company strives to achieve a balance between the compensation paid to a particular individual and the compensation paid to other employees and executives having similar responsibilities within the Company. The Company also strives to ensure that each employee understands the components of his or her salary, and the basis upon which it is determined and adjusted.

     Compensation Vehicles.
     ----------------------
     The components of executive compensation are as follows:

     BASE SALARY. The administration of the program requires the Compensation Committee to review annually the base salary of each executive officer of the Company and consider various factors, including individual performance; experience; time in position; future potential; responsibility; and the executive's current salary in relation to the executive salary range at other mining companies. These factors are considered subjectively and none are accorded a specific weight.

     BONUSES. In addition to base salary the Compensation Committee from time-to-time recommends to the Board payments of discretionary bonuses to executives and selected employees. Such bonuses are based on the same criteria and determined in a similar fashion as described above. Bonuses paid to executives in 1997 are included in the Summary Compensation Table and were used by such executives to exercise options to purchase Common Shares of the Company.

     EQUITY. The Company maintains the 1997 Equity Incentive Plan (the "1997 Plan") that provides for the periodic awards of qualified and non-qualified options, stock appreciation rights and restricted stock to eligible participants. The Company also allows all eligible employees to participate in stock ownership through the 401(K) Salary Reduction and Employee Stock Ownership Plan (the "KSOP Plan"). The Compensation Committee from time-to-time recommends to the Board of Directors grants of options to executives and selected employees. In addition, the Compensation Committee annually determines the contribution by the Company to the KSOP Plan for allocation to individual participants. Participation in the KSOP Plan by individual employees, including officers, is governed by the terms of the KSOP Plan.

     Stock Option Exchange Program
     -----------------------------
     In November 1997, the Board of Directors initiated a review to determine the need for a stock option exchange program. The review included an evaluation of the motivation and retention value of the Company's current equity incentive plans as it relates to outstanding stock option grants held by option plan participants which includes directors, officers, employees and advisors. As of March 31, 1998, approximately 75% (2,661,223 stock options out of a total 3,552,075 stock options) of outstanding stock options to purchase common shares of the Company were "underwater" with exercise prices in excess of the current market value per share.

     The Board of Directors' evaluation was prompted by the substantial decline in the Company's stock price from a 52 week high of approximately $9.50 (May 1997) to a low of approximately $1.80 (December 1997) and most recently approximately $3.00 per share. Concurrent with the Company's share price decline, The Toronto Stock Exchange Gold Index comprised of thirty-one gold companies representing a cross section of gold companies traded on the exchange experienced a 40% decline. The Board of Directors' concluded that, based on a number of factors, a long-term and pervasive, industry-wide correction outside the control of management had occurred in the market valuation of gold stocks. As a result, options granted under the equity incentive plan were no longer achieving the Company's original objectives which is to advance the interests of the Company and its subsidiaries and promote continuity of management by encouraging and providing key employees, directors and consultants with the opportunity to acquire an equity interest in the Company and to participate in the increase in shareholder value as reflected in the growth in the price of the shares of the Company's Stock. In addition, the plan objective is to enable the Company to attract and retain the services of key employees, directors, and consultants upon whose judgment, interest, skills, and special effort the successful conduct of its operations is largely dependent.

     The Board of Directors further concluded that it was in the best interest of the Company to implement the stock option exchange program by re calibrating the risk-reward mechanism inherent in the Company's incentive plans, thereby creating an incentive where, in the case of "underwater" options, little or none now exist. On March 23, 1998, the Board of Directors, after five months of evaluation and review approved the stock option exchange program. Under the program, current Directors, Officers, Employees and Advisors were permitted to exchange all of their "underwater" options for new options on a one-for-one basis. The exchange program affects approximately 2.6 million options (with an average original exercise price of $6.60 per share) out of a total of 3.5 million options which will be exchanged for new options with exercise prices of between $3.00 and $4.50. Approximately eighty-eight percent of the total outstanding options were exchanged for new options priced at $3.75 per share.

     Pursuant to the exchange program, approximately 2.3 million options held by directors, officers and key employees with an average original exercise price of $6.65 per share were cancelled and re-issued at a 40% premium over the fair market value per share as of the date the Board of Directors approved the stock option exchange program or $3.75 per share. In addition, the vesting schedule of all exchanged stock options held by directors, officers and key employees/advisors were modified as follows: no stock options issued pursuant to the exchange program vest or are exercisable prior to May 23, 1998; twenty five percent of all exchanged options which were vested prior to the exchange will no longer be vested or immediately exercisable, but will re-vest over two years at fifty percent per year; and the term of all exchanged options will be reduced from ten years to five years. Tabular disclosure pursuant to the required 10-year option repricing schedule will be included in the 1999 proxy statement, as the exchange program was implemented in 1998.

     Chief Executive Officer's Compensation
     --------------------------------------
     Mr. Timm's salary base was $195,000. He also received a cash bonus of $40,000 pursuant to his duties as President and CEO of the Company and received compensation of $20,000 pursuant to his duties as a director during 1997. Consistent with all other directors and executive officers, Mr. Timm utilized the amounts paid as bonus as well as compensation received pursuant to his duties as a director to exercise options to purchase Common Shares of the Company.

     The Company has not developed specific quantitative or qualitative performance measures or other specific criteria for determining the compensation of its chief executive officer, primarily because it does not yet have a producing mine or other operations from which such quantitative data can be derived. As a consequence, the determination of the chief executive officer's compensation in 1997 was largely subjective, and was based on the Company's progress in addressing its more immediate concerns, procurement of the veta concession on the Brisas property, continued exploration of the Brisas concession, financing of the Company's exploration and development activities, and identifying and analyzing new corporate opportunities.

     The Company may develop quantitative, performance-oriented compensation measures for its chief executive officer and all other executive officers if its Venezuelan mining concessions are placed into production. The Company expects that such measures will take into account standard means of evaluating executive officer performance, such as revenues and earnings, the market price of the Common Stock, and the Company's relative success in bringing its concessions into production and in acquiring additional mining properties or concessions. The Company expects its equity-based compensation vehicles will be continued in future years, supplemented by cash compensation to the Company's employees and executive officers.

     It is the Compensation Committee's belief that, in light of current compensation levels of the Company's executive officers, the Company will not be affected by the provisions of Section 162(m) of the Code, which limits the deductibility of certain executive compensation. Therefore, the Compensation Committee has not adopted a policy as to compliance with the requirements of Section 162(m).

       Compensation Committee of the Board of Directors s/ Chris D. Mikkelsen s/ Jean Charles Potvin

     Performance Graph
     -----------------
     The following graph compares the five year cumulative total return on an investment of $100 between the Company, The NASDAQ Stock Market Index and the S&P Gold Index, assuming reinvestment of dividends received. Cumulative total return is measured by the difference between the closing prices of the Common Stock, as reported by The NASDAQ Stock Market, at the beginning and end of the measurement period.

                                        1992  1993  1994  1995  1996  1997
                                        ----  ----  ----  ----  ----  ----
       Gold Reserve Corporation         $100  $364  $242  $161  $273  $104
       The NASDAQ Stock Market           100   115   112   159   195   240
       S & P Gold Index                  100   183   148   167   165   109

     Executive Compensation

     Summary Compensation Table
     --------------------------
     The following table sets forth the summary of compensation paid or accrued during fiscal years 1995-1997 to the Company's Chief Executive Officer and each of the other executive officers of the Company who earned in excess of $100,000 in fiscal year 1997 (the "Named Executive Officers").


                                        Long-Term Compensation
                                        ---------------------------------------------------------
                                        Annual Compensation      Securities
                                        ----------------------   Underlying       All Other
      Executive Officer          Year   Salary     Bonus(5)      Options/SAR(1)   Compensation(2)
      -------------------------  ----   ---------  ---------     --------------   ---------------

      ROCKNE J. TIMM             1997   $195,000   $ 60,000(3)   535,500          $30,000
      President and Chief        1996    165,000     56,700      390,500           30,000
      Executive Officer          1995    150,000     45,000      185,000           30,000

      DOUGLAS BELANGER           1997    175,000     50,000(3)   473,955           30,000
      Executive Vice             1996    132,000     43,200      353,500           30,000
      President                  1995    120,000     38,000      160,000           30,000

      JAMES P. GEYER(4)          1997    168,509     44,063      190,000               --
      Senior Vice President      1996         --         --           --               --
                                 1995         --         --           --               --

      ROBERT A. MCGUINNESS       1997    120,000     25,000      208,205           30,000
      Vice President of          1996     93,000     28,925      120,985           25,160
      Finance and Chief          1995     74,938     25,313      150,985           21,658
      Financial Officer

     ________________
     1. Consists of the number of shares of Common Stock issuable to the Named Executive Officers pursuant to options held at the end of each reported period. For information concerning the value of the unexercised portion of such options at December 31, 1997, see "Option Exercises and Option Values."

     2. Consists of the dollar value of Common Stock purchased under the Company's combined 401(k) salary reduction and employee stock ownership plan and allocated to the account of each Named Executive Officer during 1997, 1996 and 1995, respectively, as follows: Mr. Timm, 5,960 shares, 5,581 shares, 4,880 shares; Mr. Belanger, 5,960 shares, 5,581 shares, 4,880 shares; and Mr. McGuinness, 5,960 shares, 4,681 shares, 3,523 shares.

     3. Includes $20,000 compensation earned pursuant to Named Executive Officers' duties as a director. See "Director's Compensation."

     4.  Mr. Geyer became an executive officer of the Company in February
         1997.

     5. Amounts used to exercise previously granted options to purchase Common Stock of the Company.


     Options Granted in 1997
     -----------------------
     The following table provides information on options granted during the year ended December 31, 1997, to the Named Executive Officers of the Company.

                                                                                                     Potential Realizable
                                                                                                     Value at Assumed
                                        Number of     Percent of                                     Annual Rates of Stock
                                        Securities    Total Options                                  Price Appreciation
                                        Underlying    Granted to      Option Exercise                for Option Term(2)
                                        Options       Employees       Price Per         Expiration   -----------------------
      Executive Officer                 Granted(1)    in 1997         Share(3)          Date         at5%         at10%
      -------------------------------   ----------    -------------   ---------------   ----------   ---------    ----------
      ROCKNE J. TIMM                    100,000       6.5%            $7.56             1/31/07      $  475,444   $1,204,869
      President and Chief                55,000       3.6%             6.00             8/1/07          207,535      525,935
      Executive Officer

      A. DOUGLAS BELANGER                80,000       5.2%             7.56             1/31/07         380,355      963,895
      Executive Vice President           45,000       2.9%             6.00             8/1/07          169,802      430,310

      JAMES P. GEYER                    160,000       10.4%            8.81             1/16/07         886,741    2,247,177
      Senior Vice President              30,000       2.0%             6.00             8/1/07          113,201      286,874
                                          5,000       0.3%             2.88             12/17/07          9,040       22,910
      ROBERT A. MCGUINNESS               60,000       3.9%             7.56             1/31/07         285,267      722,922
      Vice President of Finance          30,000       2.0%             6.00             8/1/07          113,201      286,874
      and Chief Financial Officer


     (1) Options granted during the year ended December 31, 1997, for the purchase of 1,535,000 shares of Common Stock were authorized pursuant to the Company's 1997 Equity Incentive Plan and are intended to qualify under Section 422 of the Code. In the case of Mr. Timm and Mr. Belanger, all such options were fully vested at the date of grant. In the case of Mr. Geyer and Mr. McGuinness, shares vest ratably over two years. Options are exercisable for shares of Common Stock, at the exercise prices set forth in the table, for a period of 10 years, measured from the respective grant dates.
     (2) The potential realizable value of the options has been calculated according to prescribed regulations, and assumes the market price of the underlying Common Stock appreciates in value from the date such options were granted until the expiration date of the options, at the specified annual compounded rates. As a result, the foregoing table does not set forth the value of the unexercised portion of such options at December 31, 1997. The value of such options at December 31, 1997, measured as the difference between the closing sales price of the Common Stock at such date, which was $3.625, and the exercise price of the options, is set forth in the right hand column of the table titled "Option Exercises and Option Values" below.
     (3)  Fair market value at date of grant.

     Option Exercises and Option Values
     ----------------------------------
     The following table provides information on options exercised during the year ended December 31, 1997 by the Named Executive Officers of the Company and the value of such officers' unexercised options at December 31, 1997.

                                                                  Number of
                                                                  Securities Underlying         Value of Unexercised
                                                                  Unexercised Options at        In-the-Money Options at
                                                    Shares        December 31, 1997(2)          December 31, 1997(3)
                                      Acquired      Value         ---------------------------   ---------------------------
      Executive Officer               on Exercise   Realized(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
      -----------------------------   -----------   -----------   -----------   -------------   -----------   -------------
      ROCKNE J. TIMM
      President and
      Chief Executive Officer         10,000        $   --        535,500            --         $203,060            --

      A. DOUGLAS BELANGER
      Executive Vice President         4,545            --        473,955            --          178,060            --

      JAMES P. GEYER
      Senior Vice President            5,000         3,438         42,500       147,500            3,750            --

      ROBERT A. MCGUINNESS
      Vice President of Finance and
      Chief Financial Officer          2,780            --        141,955        66,250               --            --

     ____________
     (1) The value realized is measured by the difference between the closing sales price of the Common Stock at the date of exercise and the exercise price of such options, but does not reflect shares, if any, which were not sold by such individuals after exercise.
     (2) All such options were presently exercisable at December 31, 1997 with the exception of 66,250 and 147,500 options held by Mr. McGuinness and Mr. Geyer, respectively.
     (3) At December 31, 1997, the closing sales price of the Common Stock, as reported by The NASDAQ Stock Market, was $3.6250. The potential realizable value of such unexercised options at December 31, 1997 is measured by the difference between the closing sales price of the Common Stock at such date and the exercise price of such in-the-money options.

     Equity Incentive Plan
     ---------------------
     The Company's 1997 Plan provides for the issuance of up to 2,000,000 shares of Common Stock through the grant of both "incentive stock options" and "non statutory options" under the Internal Revenue Code of 1986, as amended (the "Code"), to purchase Common Stock, stock appreciation rights ("SARs"), or up to 500,000 shares of restricted stock. Key employees of the Company and its subsidiaries are eligible to receive grants under the 1997 Plan. An incentive option may be exercised during the lifetime of the optionee only by the optionee. At such optionee's death an option or any part thereof may only be transferable by such optionee's will or by the laws of descent and distribution. Any non statutory option granted under the 1997 Plan may be transferred to the extent provided by the Board of Directors or a committee of the Board of Directors. Transfer of a non statutory option shall not affect the applicability of the original terms of the optionee's option agreement. The Board of Directors or a committee of the Board is responsible for the administration of the 1997 Plan.

     Options, SARs and restricted stock granted under the 1997 Plan are generally granted at prices equivalent to the closing sales price or the United States Dollar equivalent of the closing sales price of the Common Stock on the day immediately preceding the grant date, as reported on the exchange on which the majority of the Common Stock was traded over the last 12 months. This includes the TSE, The Nasdaq SmallCap Market or, in the event the Company lists its shares in the future, a national U.S. securities exchange. As of March 31, 1998, options for the purchase of 556,814 shares of Common Stock remained available for grant under the 1997 Plan and options for the purchase of 3,552,075 shares of Common Stock (including options issued under previous plans) had been granted but were unexercised. No SARs or restricted stock have been granted to date.

     The Company has terminated its 1985 Stock Option Plan, 1992 Stock Option Plan and 1994 Stock Option Plan (the predecessor stock option plans to the 1997 Plan, collectively, "Plans") as it relates to future option grants however, options issued pursuant to such Plans and still outstanding will continue to be governed by the respective provisions of such Plans. Any shares subject to options previously issued under such Plans that as a result of forfeiture to the Company become subject to re issuance shall be reissued and administered pursuant to the 1997 Plan.

     The Company also maintains the KSOP Plan for the benefit of eligible employees of the Company. The KSOP Plan consists of two components a salary reduction component (401(k)) and stock ownership component
     (ESOP) and is available to all eligible employees of the Company who have been employed for a period in excess of one year and who have worked at least 1000 hours during the year in which any allocation is to be made. The KSOP Plan generally invests in Common Stock of the Company through Company-guaranteed loans. The salary reduction component of the KSOP Plan has not been utilized to date.

     The employee stock ownership component of the KSOP Plan is intended to qualify under Sections 421 and 423 of the Code. Total employer and employee annual contributions to an employee participating in both the 401(k) and ESOP components of the KSOP Plan are limited to the lesser of 25% of salary or $30,000. Generally, contributions to the 401(k) component of the KSOP Plan are limited in each year to (i) the total amount of salary reduction the employee elected to defer during the year (which is limited to 10% of such employee's compensation during the year, or such amount as is established by law), (ii) a matching contribution from the Company equal to 50% of any salary reduction the employee elected to defer during the year, (iii) special contributions by the Company equal to a percentage of the employee's compensation during the year and (iv) discretionary contributions by the Company determined in each year by the Company. Distributions from the KSOP Plan are not permitted before the participating employee reaches the age of 59, except in the case of death, disability, termination of employment by the Company or financial hardship.

     The Company recorded expense in 1997, 1996 and 1995 related to KSOP plan contributions of $167,473, $150,000, and $92,247 which equates to the allocation of 30,482, 24,400 and 35,864 shares to participant accounts, respectively. As of March 31, 1998, 102,599 shares of Common Stock remain unallocated to plan participants.

     Employee Loans
     --------------
     The Company from time to time makes loans to employees, including executives. The loans do not exceed $50,000 and bear interest at the minimum required by tax regulations. At December 31, 1997, the Vice President Finance had an outstanding loan of $50,000, bearing interest at 5.2% and secured by a second mortgage on his home.

     Employment Contract and Termination Agreements
     ----------------------------------------------
     The Company has an employment agreement with James P. Geyer, its Senior Vice President. Subject to certain exceptions, the term of the agreement is for two years commencing February 4, 1997 and continues under the provisions of the agreement until terminated. The agreement provides for an immediate benefit to Mr. Geyer (the "employee") upon termination by the Company without "Cause" (as that term is defined in the agreement), or for termination by Mr. Geyer of his employment for "Good Reason" (as that term is defined in the contract which can include events occurring following a change-in-control) or upon the death or disability of the employee. The agreement provides that the employee will receive a lump sum amount equal to 24 months' salary upon termination for other than cause including termination for Good Reason. If the employee dies or is disabled, compensation equal to three months' salary will be paid. The agreement also provides that following termination other than for cause, including termination for Good Reason, other benefits, such as life and health insurance, will be continued for a period of 12 months or until replaced by benefits of a similar nature by a new employer.

     ITEM NO. 1.  ELECTION OF DIRECTORS

     At the annual meeting, seven directors are to be elected. Unless authority to vote is withheld on a proxy, proxies in the form enclosed will be voted for the director-nominees identified below. If any nominee is not available for election (a contingency which the Company does not now foresee), it is the intention of the Board of Directors to recommend the election of a substitute nominee, and proxies in the form enclosed will be voted for the election of such substitute nominee unless authority to vote such proxies in the election of directors has been withheld.

     NOMINEES TO THE BOARD OF DIRECTORS

                                                                      Director
      Name                      Position Held                         Since       Age
      ---------------------     ----------------------------------    --------    ---
      Rockne J. Timm            President, Chief Executive Officer
                                  and Director                        1984        52

      A. Douglas Belanger       Executive Vice President and
                                  Director                            1988        44

      James P. Geyer            Senior Vice President and Director    1997        45

      Patrick D. McChesney      Director                              1988        48

      Jean Charles Potvin       Director                              1993        45

      James H. Coleman          Director                              1994        47

      Chris D. Mikkelsen        Director                              1997        46


     REQUISITE APPROVAL. The seven nominees receiving the highest number of affirmative votes of a majority of the shares of Common Stock present at the annual meeting, in person or by proxy, shall be elected to the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOREGOING NOMINEES TO THE BOARD OF DIRECTORS.

     ITEM NO. 2. APPROVAL OF THE PURCHASE OF COMMON STOCK BY THE COMBINED 401(k) SALARY REDUCTION AND EMPLOYEE STOCK OWNERSHIP PLAN ("KSOP PLAN")

     At the annual meeting, the shareholders will be asked to approve, for the purposes of TSE policy limitations, the purchase of 100,000 shares of Common Stock by the KSOP Plan. Important information concerning the limited purpose and effect of the proposal is set forth below.

     The Board of Directors, on December 15, 1997 and March 17, 1998, authorized the purchase of an additional 50,000 shares of Common Stock by the KSOP Plan (100,000 Common Shares total) at a price of $3.00 per share, which represents an at market purchase in the case of the December 15, 1997 transaction and a 16% premium over the market price, in the case of the March 17, 1998 transaction.

     Qualification of the foregoing purchase of additional shares of Common Stock by the KSOP Plan pursuant to the policies of the TSE will enable the Company to allocate the shares, pursuant to the employee stock ownership component of the plan, to executives officers or other insiders in compliance with the TSE's limitations on awards to such persons pursuant to share compensation arrangements. At the present time, 2,599 of the previously approved shares of Common Stock remain available for allocation by the KSOP Plan.

     REQUISITE APPROVAL. Approval of Item 2 for the purpose of qualifying the stock purchase by the KSOP Plan in compliance with TSE policy limitations will require the affirmative vote of the holders of a majority of the shares of Common Stock present at the annual meeting, in person or by proxy, held by persons who are not executive officers of the Company. Based on information available to the Company, as of the record date 862,392 shares of Common Stock were held by persons who were ineligible to vote for such purpose. Accordingly, approval of the KSOP Plan purchase for such purpose will require the affirmative vote of the holders of at least a majority of the remaining 22,111,751 shares of Common Stock outstanding at such date held by persons who were eligible to vote for such purpose.

     The foregoing notwithstanding, in the event the purchase of the shares of Common Stock by the KSOP Plan is otherwise approved by the holders of at least a majority of the issued shares of Common Stock present at the annual meeting, in person or by proxy, but less than a majority of its disinterested shareholders, it will be deemed approved but will remain subject to the policy limitations of the TSE with respect to the number of shares of Common Stock that may be allocated to directors and executive officers.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PURCHASE OF COMMON STOCK FOR THE COMBINED 401(k) SALARY REDUCTION AND EMPLOYEE STOCK OWNERSHIP PLAN.

     ITEM NO. 3.  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

     The firm of Coopers & Lybrand L.L.P., independent certified public accountants, has been selected by the Board of Directors to serve as the independent auditor of the Company for the year ended
     December 31, 1998 and any interim period. The firm is experienced in auditing and advising public companies engaged in mining and related activities, and has served as auditor of the Company since 1992. Representatives of the firm of Coopers & Lybrand L.L.P. will be present at the annual meeting to respond to questions of the shareholders.

     REQUISITE APPROVAL. Ratification by the shareholders of the Company's independent auditor is not required under the Montana Business Corporation Act. The Board of Directors believes, however, that the selection of an auditor is an important matter and that the shareholders of the Company are entitled to approve or disapprove the Board's choice of auditor through ratification. The affirmative vote of a majority of the issued and outstanding shares of Common Stock present at the annual meeting, in person or by proxy, is required to ratify the selection of an auditor. If the Board of Directors' selection is not ratified, the Board will determine whether the auditor should be replaced.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT AUDITOR.

     SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder desiring to present a proposal to the shareholders at the 1999 Annual Meeting of Shareholders, which currently is expected to be scheduled in May 1999, must transmit such proposal to the Company so that it is received by the Company at its principal executive offices on or before December 16, 1998. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.

     CONCLUSION

     It is important that proxies be returned promptly. Shareholders are requested to vote, sign, date and promptly return the proxy in the enclosed self-addressed envelope. The Board of Directors knows of no other matters which may be presented for shareholder action at the annual meeting. If other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote on such proposals according to their best judgment.

     A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS, INCLUDING AUDITED FINANCIAL STATEMENTS, IS ENCLOSED WITH THIS PROXY STATEMENT. COPIES OF THE COMPANY'S FORM 10-K, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED FREE OF CHARGE FROM THE COMPANY BY REQUESTING SUCH REPORT IN WRITING FROM INVESTOR RELATIONS, GOLD RESERVE CORPORATION, 601 W. RIVERSIDE, SUITE 1940, SPOKANE, WASHINGTON 99201. THE ANNUAL REPORT DOES NOT CONSTITUTE A PART OF THE PROXY SOLICITATION MATERIALS.

                           BY ORDER OF THE BOARD OF DIRECTORS

                           s/ Mary E. Smith, Secretary

     Spokane, Washington
     April 27, 1998